As filed with the Securities and Exchange Commission on October 14, 1997
                                                   Registration No. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------

                                STORAGE USA, INC.
             (Exact name of registrant as specified in its charter)


                         TENNESSEE                                                               62-1251239
(State or other jurisdiction of incorporation or organization)                      (I.R.S. Employer Identification No.)

                          10440 Little Patuxent Parkway
                                   Suite 1100
                            Columbia, Maryland 21044
                                 (410) 730-9500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Mr. Dean Jernigan
                      Chairman and Chief Executive Officer
                                Storage USA, Inc.
                          10440 Little Patuxent Parkway
                                   Suite 1100
                            Columbia, Maryland 21044
                                 (410) 730-9500
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:

                              Mr. Randall S. Parks
                                Hunton & Williams
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                          Richmond, Virginia 23219-4074

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list Securities Act registration statement number of earlier effective registration statement for the same offering.[ ]

         If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.[ ]

         If delivery of the  prospectus  is expected to be made pursuant to Rule
          434, please check the following box.[ ]



                         CALCULATION OF REGISTRATION FEE

 ==================================================================================================================

                                                   Proposed Maximum       Proposed Maximum
   Title of Each Class of    Aggregate Amount to   Offering Price Per    Aggregate Offering   Amount of Registration
 Securities to be Registered    be Registered           Unit (1)              Price (1)               Fee (2)
 ========================== ==================== ===================== ===================== =====================
 Common Stock, par value
 $.01 per share                    18,282               $40.19               $734,754               $222.00
 ========================== ==================== ===================== ===================== =====================


(1) Estimated solely for purposes of calculating the registration fee.
(2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices for the Common Stock on the New York Stock Exchange on October 8, 1997.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED October 14, 1997


                                  18,282 Shares

                                STORAGE USA, INC.

                                  Common Stock

         This Prospectus relates to the possible issuance by Storage USA, Inc. (the "Company") of up to 18,282 shares (the "Redemption Shares") of common stock, par value $.01 per share ("Common Stock"), of the Company if, and to the extent that, current holders of 18,282 units of limited partnership interest ("Units") in SUSA Partnership, L.P. (the "Partnership"), of which the Company is the sole general partner and owned, directly and indirectly, an approximately 91% interest at October 13, 1997, tender such Units for redemption and the Company elects to redeem the Units for shares of Common Stock. The Partnership issued the Units in connection with the acquisition of self-storage facilities. Under the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, (the "Partnership Agreement"), the Units are redeemable by the holders thereof for, at the Company's election, cash or, on a one-for-one basis, shares of Common Stock. See "Redemption of Units" and "Plan of Distribution."

         The Common Stock is traded on the New York Stock Exchange under the symbol "SUS." To ensure compliance with certain requirements related to the Company's qualification as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, the Company's Amended Charter limits, with certain exceptions, the number of shares of Common Stock that may be owned by any single person or affiliated group to 9.8% of the number of outstanding shares of Common Stock (the "Ownership Limitation") and restricts the transferability of shares of Common Stock if the purported transfer would prevent the Company from qualifying as a REIT. See "Restrictions on Transfer of Capital Stock."


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
         ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.






                The date of this Prospectus is October 14, 1997.



INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THAT A FINAL PROSPECTUS SUPPLEMENT IS DELIVERED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OF SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048, and can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees or from the Commission's site on the World Wide Web at http://www.sec.gov.

         This Prospectus is part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement"), filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission (Commission File No. 001-12910) under the Exchange Act are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the period ended December 31, 1996, as amended by Form 10-K/A filed April 3, 1997; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed on May 15, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 filed on August 14, 1997; (iii) the Company's Current Report on Form 8-K filed on February 18, 1997, the Company's Current Report on Form 8-K/A filed on February 18, 1997, the Company's Current Report on Form 8-K filed March 14, 1997, the Company's Current Report on Form 8-K filed on March 27, 1997, the Company's Current Report on Form 8-K filed on May 28, 1997, the Company's Current Report on Form 8-K filed on May 30, 1997, the Company's Current Report on Form 8-K filed on September 17, 1997 and the Company's Current Report on Form 8-K/A filed on October 6, 1997; and (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on March 15, 1994, under the Exchange Act, including any reports filed under the Exchange Act for the purpose of updating such description. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of all of the Common Stock shall be deemed to be incorporated by reference herein.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide on request and without charge to each person to whom this Prospectus is delivered a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Storage USA, Inc., 10440 Little Patuxent Parkway, Suite 1100, Columbia, Maryland 21044, Attention: Secretary (telephone 401/730-9500).

                                   THE COMPANY

         Storage USA, Inc. is a self-managed, self-advised real estate investment trust ("REIT") engaged in the management, acquisition and development of self-storage facilities. The Company conducts its business through SUSA Partnership, L.P. in which it is the sole general partner (the "General Partner") and owns, directly and through a wholly-owned subsidiary, an approximately 91% partnership interest at October 13, 1997. The Company's self-storage facilities operate under the Storage USA R name and offer low-cost, easily accessible and enclosed storage space for personal and business use, primarily on a month-to-month basis. All of the Company's facilities are fenced, have locked gates, are lighted at night and have computer-controlled gates that permit certain tenants to access their storage units 24 hours a day or are being upgraded to those standards.

         The Company is incorporated in Tennessee. Its executive offices are located at 10440 Little Patuxent Parkway, Suite 1100, Columbia, Maryland 21044, and its telephone number is (410) 730-9500.


                          DESCRIPTION OF CAPITAL STOCK

General

         The Company is authorized to issue 150,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value. The following information with respect to the capital stock of the Company is subject to the detailed provisions of the Company's Amended Charter (the "Charter") and Amended and Restated Bylaws (the "Bylaws"), as currently in effect. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Charter and Bylaws, which are incorporated by reference as exhibits to the Registration Statement.

Common Stock

         The holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of such shares of Common Stock exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of Common Stock issued hereunder will be fully paid and nonassessable, and the holders thereof will not have preemptive rights.

         The Transfer Agent for the Common Stock is First Union National Bank of North Carolina, Charlotte, North Carolina. The Common Stock is traded on the NYSE under the symbol "SUS." The Company will apply to the NYSE to list any additional shares of Common Stock to be issued from time to time pursuant to this Prospectus and the Company anticipates that such shares will be so listed.

Preferred Stock

         Under the Charter, the Board of Directors of the Company is authorized, without further shareholder action, to provide for the issuance of up to 5,000,000 shares of Preferred Stock, in such series, with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the Board of Directors.


                    RESTRICTIONS ON TRANSFER OF CAPITAL STOCK

         For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), shares of its capital stock must be held by a minimum of 100 persons for at least 335 days in each taxable year following its 1994 taxable year or during a proportionate part of a shorter taxable year. In addition, at all times during the second half of each taxable year following its 1994 taxable year, no more than 50% in value of the shares of beneficial interest of the Company may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals (the "5/50 Rule"). Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter restricts the acquisition of shares of Common Stock (the "Ownership Limitation").

         The Ownership Limitation provides that, subject to certain exceptions specified in the Charter, no shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the outstanding shares of Common Stock or 9.8% of the outstanding shares of any series of Preferred Stock. Pursuant to a Strategic Alliance Agreement, dated as of March 19, 1996, among the Company, Security Capital U.S. Realty and Security Capital Holdings S.A. (together with Security Capital U.S. Realty, "Security Capital"), the Board of Directors of the Company proposed, and the shareholders approved, an amendment to the Charter that provides that Security Capital and its affiliates may beneficially own, in the aggregate, up to 37.5% of the Common Stock outstanding (the "Special Shareholder Limit"). At March 31, 1997, Security Capital held approximately 37% of the Common Stock outstanding. The Ownership Limitation prevents any non-U.S. holder (other than Security Capital and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically-controlled REIT" (determined assuming that Security Capital owns the maximum percentage of the Company's capital stock that it is permitted to own under the Special Shareholder Limit). See "Federal Income Tax Considerations -- Taxation of Non-U.S.
Shareholders."

         The  Ownership  Limitation  also provides that if any holder of capital stock of the Company purports to transfer shares to a person or there is a change in the capital structure of the Company, and either the purported transfer or the change in capital structure would result in the Company failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the capital stock being transferred (or in the case of an event other than a transfer, the capital stock beneficially owned) that would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by the Company that the shares have been transferred to a trust shall be paid upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as the ownership of such shares of stock by the transferee would not violate the restrictions on ownership or transfer. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock to the trust was not a transaction in which the purported record transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

         The Board of Directors may grant an exemption from the Ownership Limitation to any person so requesting, so long as (A) the Board has determined that such exemption will not result in the Company being "closely held" within the meaning of Section 856(h) of the Code, and (B) such person provides to the Board such representations and undertakings as the Board may require.

                               REDEMPTION OF UNITS

Redemption Rights for Limited Partnership Units

         Pursuant to the Partnership Agreement, the limited partners of the Partnership (the "Limited Partners") generally have the right to cause the redemption (the "Redemption Rights") of their interests in the Partnership. Each Limited Partner may, subject to certain limitations, require that the Partnership redeem all or a portion of his Units at any time after one year from the date the Units were acquired by delivering a notice of exercise of redemption right to the Company. The form of notice is an exhibit to the Partnership Agreement. Upon redemption, each Limited Partner will receive, at the option of the Company, either (i) a number of shares of Common Stock equal to the number of Units redeemed (subject to certain anti-dilution adjustments) or (ii) cash in an amount equal to the market value of the number of shares of Common Stock he would have received pursuant to clause (i) above. The market value of the Common Stock for this purpose will be equal to the average of the closing trading prices of the Company's Common Stock (or substitute information, if no such closing prices are available) for the ten consecutive trading days before the day on which the redemption notice was received by the Company. The redemption price will be paid in cash in the event that the issuance of Common Stock to the redeeming Limited Partner would (i) result in such partner or any other person owning, directly or indirectly, Common Stock in excess of the Ownership Limitation, (ii) result in Common Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, or (v) cause the acquisition of Common Stock by such partner to be "integrated" with any other distribution of Common Stock for purposes of complying with the registration provisions of the Securities Act of 1933, as amended. A Limited Partner must request the redemption of at least 500 Units (or all of the Units held by such holder, if less than 500 are so held).

         In lieu of the Partnership redeeming Units, the Company, in its sole discretion, has the right to assume directly and satisfy the redemption right of a Limited Partner described in the preceding paragraph. The Company anticipates that it generally will elect to assume directly and satisfy any redemption right exercised by a Limited Partner through the issuance of shares of Common Stock by the Company (the Redemption Shares) pursuant to this Prospectus, whereupon the Company will acquire the Units being redeemed. Such an acquisition will be treated as a sale of the Units to the Company for federal income tax purposes. See "-- Tax Consequences of Redemption." Upon redemption, a Limited Partner's right to receive distributions with respect to the Units redeemed will cease.

Tax Consequences of Redemption

         The  following   discussion   summarizes  certain  federal  income  tax
considerations that may be relevant to a Limited Partner who exercises his right to require the redemption of his Units.

         Tax Treatment of Redemption of Units. If the Company assumes and performs the redemption obligation, the Partnership Agreement provides that the redemption will be treated by the Company, the Partnership, and the redeeming Limited Partner as a sale of Units by such Limited Partner to the Company at the time of such redemption. In that event, such sale will be fully taxable to the redeeming Limited Partner and such redeeming Limited Partner will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Common Stock received in connection with the redemption plus the amount of any Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

         If the Company does not elect to assume the obligation to redeem a Limited Partner's Units and the Partnership redeems such Units for cash that the Company contributes to the Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such Units in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming Limited Partner would be treated as realizing an amount equal to the sum of the cash received in connection with the redemption plus the amount of any Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

         If the Partnership chooses to redeem a Limited Partner's Units for cash that is not contributed by the Company to effect the redemption, such transaction would be treated as a redemption for federal income tax purposes. In that event, the tax consequences of the transaction would be the same as those described in the previous paragraph, except that if the Partnership redeems less than all of the Units held by a Limited Partner, the Limited Partner would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any Partnership liabilities allocable to the redeemed Units, exceeded the Limited Partner's adjusted basis in all of such Limited Partner's Units immediately before the redemption.

         Tax Treatment of Disposition of Units by Limited Partner Generally. If a Unit is redeemed in a manner that is treated as a sale of the Unit, or a Limited Partner otherwise disposes of a Unit in a taxable transaction (other than in a transaction that is treated as a redemption for tax purposes), the determination of gain or loss from such sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such Unit. See "-- Basis of Units." Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (e.g., Redemption Shares) received plus the amount of any Partnership liabilities allocable to the Unit sold. To the extent that the amount realized exceeds the Limited Partner's basis in the Unit disposed of, such Limited Partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property (e.g., Redemption Shares) received upon such disposition.

         Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit that is attributable to a Limited Partner's share of "unrealized receivables" of the Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

         Basis of Units. In general, a Limited Partner who was deemed at the time of the transactions resulting in the issuance of the Units to have received his Units upon liquidation of a partnership will have an initial tax basis in his Units ("Initial Basis") equal to his basis in his partnership interest at the time of such liquidation. Similarly, in general, a Limited Partner who at the time of the transactions resulting in the issuance of the Units contributed a partnership interest or other property to the Partnership in exchange for Units will have an Initial Basis in the Units equal to his basis in the contributed partnership interest or other property. A Limited Partner's Initial Basis in his Units generally is increased by (i) such Limited Partner's share of Partnership taxable income and (ii) increases in his share of liabilities of the Partnership (including any increase in his share of liabilities occurring in connection with the transactions resulting in the issuance of the Units). Generally, such Limited Partner's basis in his Units is decreased (but not below zero) by (A) his share of Partnership distributions, (B) decreases in his share of liabilities of the Partnership (including any decrease in his share of liabilities of the Partnership occurring in connection with the transactions resulting in the issuance of the Units), (C) his share of losses of the Partnership and (D) his share of nondeductible expenditures of the Partnership that are not chargeable to capital (i.e., syndication expenses).

         Potential Application of Disguised Sale Regulations to a Redemption of Units. There is a risk that a redemption of Units may cause the original transfer of property to the Partnership in exchange for Units to be treated as a "disguised sale" of property. The Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property to the partnership, the transactions will be, when viewed together, presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration from a partnership to a partner and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

         Accordingly, if a Unit is redeemed by the Partnership, the Internal Revenue Service (the "Service") could contend that the Disguised Sale Regulations apply because the redeeming Limited Partner will receive cash or shares of Common Stock subsequent to his previous contribution of property to the Partnership. If the Service were to make successfully such an assertion, the transactions in connection with the issuance of the Units themselves could be taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations.

Comparison of Ownership of Units and Shares of Common Stock

         Generally, the nature of an investment in shares of Common Stock of the Company is substantially equivalent economically to an investment in Units in the Partnership. Since the Partnership makes distributions to its partners on a per Unit basis and the Company owns one Unit for each outstanding share of Common Stock, a holder of a share of Common Stock generally receives the same distribution that a holder of a Unit receives, and shareholders and Unit holders generally share in the risks and rewards of ownership in the enterprise being conducted by the Company (through the Partnership). However, there are some differences between ownership of Units and ownership of shares of Common Stock, some of which may be material to investors.

         The information below highlights a number of the significant differences between the Partnership and the Company and compares certain legal rights associated with the ownership of Units and Common Stock, respectively. These comparisons are intended to assist Limited Partners of the Partnership in understanding how their investment will be changed if their Units are redeemed for Common Stock. This discussion is summary in nature and does not constitute a complete discussion of these matters. Holders of Units should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part for additional important information about the Company.

         Form of Organization and Assets Owned. The Partnership is organized as a Tennessee limited partnership. The Company is a Tennessee corporation. The Company elected to be taxed as a REIT under the Code effective for its taxable year ended December 31, 1994 and intends to maintain its qualification as a REIT.

         Length of Investment. The Partnership has a stated termination date of December 31, 2054, although it may be terminated earlier under certain circumstances. The Company has a perpetual term and intends to continue its operations for an indefinite time period.

         Additional Equity. The Partnership is authorized to issue Units and other partnership interests to the partners or to other persons for such consideration and on such terms and conditions as the General Partner, in its sole discretion, may deem appropriate. In addition, the General Partner may cause the Partnership to issue additional Units, or other partnership interests in one or more different series or classes which may be senior to the Units, to the General Partner, in conjunction with the offering of securities of the Company having substantially similar rights, in which the proceeds thereof are contributed to the Partnership. Consideration for additional partnership interests may be cash or other property or other assets permitted by Tennessee law.

         Under the Charter, the total number of shares of all classes of stock that the Company has the authority to issue is 150,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. No shares of Preferred Stock are outstanding as of the date of this Prospectus. As long as the Partnership is in existence, the proceeds of all equity capital raised by the Company will be contributed to the Partnership in exchange for Units or other interests in the Partnership.

         Management and Control. All management and control over the business of the Partnership are vested in the General Partner of the Partnership, and no Limited Partner of the Partnership has any right to participate in or exercise management or control over the business of the Partnership. Upon the occurrence of an event of bankruptcy or the dissolution of the General Partner, such General Partner shall be deemed to be removed automatically; otherwise, the General Partner may not be removed by the Limited Partners with or without cause.

         The Board of Directors has exclusive control over the Company's business and affairs subject to the restrictions in the Charter and Bylaws. The Board of Directors has adopted certain policies with respect to acquisition, development, investing, financing and conflict of interest, but these policies may be altered or eliminated without a vote of the shareholders. Accordingly, except for their vote in the elections of directors, shareholders have no control over the ordinary business policies of the Company.

         Fiduciary Duties. Under Tennessee law, the General Partner of the Partnership is accountable to the Partnership as a fiduciary and, consequently, is required to exercise good faith in all of its dealings with respect to partnership affairs. However, under the Partnership Agreement, the General Partner is under no obligation to take into account the tax consequences to any Limited Partner of any action taken by it, and the General Partner will have no liability to a Limited Partner as a result of any liabilities or damages incurred or suffered by or benefits not derived by a Limited Partner as a result of an action or inaction of the General Partner so long as the General Partner acted in good faith.

         Under Tennessee law, the Company's directors must perform their duties in good faith, in a manner that they believe to be in the best interests of the Company and with the care an ordinarily prudent person in a like situation would exercise under similar circumstances. Directors of the Company who act in such a manner generally will not be liable to the Company for monetary damages arising from their activities.

         Management Limitation of Liability and Indemnification. The Partnership Agreement generally provides that the General Partner will incur no liability for monetary damages to the Partnership or any Limited Partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. In addition, the General Partner is not responsible for any misconduct or negligence on the part of its agents provided the General Partner appointed such agents in good faith. The General Partner may consult with legal counsel, accountants, consultants, real estate brokers and such other persons and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters which the General Partner reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Partnership Agreement also provides for indemnification of the General Partner, the directors and officers of the General Partner, and such other persons as the General Partner may from time to time designate, against any and all losses, claims, damages, liabilities (joint or several), expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the Partnership in which such person may be involved, or is threatened to be involved, provided that the Partnership shall not indemnify any such person (i) for an act or omission of such person that was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) if such person actually received an improper benefit in money, property or services or (iii) in the case of any criminal proceeding, if such person had reasonable cause to believe that the act or omission was unlawful. Any indemnification will be made only out of assets of the Partnership.

         The Company's Charter obligates it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Tennessee law. The Tennessee Business Corporation Act ("TBCA") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to a proceeding to which they may be made a party by reason of their service in those or other capacities if (i) such persons conducted themselves in good faith, (ii) they reasonably believed, in the case of conduct in their official capacities with the corporation, that their conduct was in its best interests and, in all other cases, that their conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful. Any indemnification by the Company pursuant to the provisions of the Charter described above will be paid out of the assets of the Company and will not be recoverable from the shareholders.

         The TCBA permits the charter of a Tennessee corporation to include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for unlawful distributions that exceed what could have been distributed without violating the TBCA or the corporation's charter. The Company's Charter contains a provision eliminating the personal liability of its directors or officers to the Company or its shareholders for money damages to the maximum extent permitted by Tennessee law from time to time.

         Anti-Takeover Provisions. Except in limited circumstances, the General Partner of the Partnership has exclusive management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. Under the Partnership Agreement, the General Partner may, in its sole discretion, prevent a Limited Partner from transferring his interest or any rights as a Limited Partner except in certain limited circumstances. The General Partner may exercise this right of approval to deter, delay or hamper attempts by persons to acquire a controlling interest in the Partnership.

         In addition to the Ownership Limitation described above under "Restrictions on Transfer of Capital Stock," the Company's Charter contains certain other provisions that may have an anti-takeover effect. The Charter divides the Board of Directors into three classes, each constituting approximately one-third of the total number of directors and with the classes serving three-year staggered terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors and may discourage a third party from accumulating large blocks of the Company's stock or attempting to gain control of the Company. Accordingly, shareholders could be deprived of certain opportunities to sell their shares at a higher market price than otherwise might be the case.

         In addition, Tennessee has adopted a series of statutes which may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest. Under the Tennessee Investor Protection Act, unless a Tennessee corporation's board of directors has recommended a takeover offer to shareholders which was made on substantially equal terms to all shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed takeover offer, may offer to acquire any class of equity security of an offeree company pursuant to a tender offer if after the acquisition thereof the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the company (a "Takeover Offer"). However, this prohibition does not apply if the offeror, before making such purchase, has made a public announcement of his intention with respect to changing or influencing the management or control of the offeree company, has made a full, fair and effective disclosure of such intention to the person from whom he intends to acquire such securities and has filed with the Tennessee Commissioner of Commerce and Insurance (the "Commissioner") and the offeree company a statement signifying such intentions and containing such additional information as the Commissioner by rule prescribes. Such an offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a Takeover Offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If an offeror makes a Takeover Offer for less than all the outstanding equity securities of any class, and if the number of securities tendered is greater than the number the offeror has offered to accept and pay for, the securities shall be accepted pro rata. If an offeror varies the terms of a Takeover Offer before its expiration date by increasing the consideration offered to offerees, the offeror shall pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

         Under the Tennessee Business Combination Act, subject to certain exceptions, no Tennessee corporation may engage in any "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

         "Business combination" is defined by the statute as any (i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, mortgage, pledge or other transfer of assets representing 10% or more of (A) the aggregate market value of the corporation's consolidated assets, (B) the aggregate market value of the corporation's shares, or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder; (v) plan of liquidation or dissolution proposed by the interested shareholder; (vi) transaction or recapitalization which increases the proportionate share of any outstanding voting securities owned or controlled by the interested shareholder; or (vii) financing arrangement whereby any interested shareholder receives, directly or indirectly, a benefit, except proportionately as a shareholder.

         "Interested shareholder" is defined as (i) any person that is the beneficial owner, directly or indirectly of 10% or more of the voting power of any class or series of outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation who at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the outstanding voting stock of the corporation. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period when the transaction complies with all applicable charter and bylaw requirements and either (i) is approved by the holders of two-thirds of the voting stock not beneficially voting owned by the interested shareholder, or
(ii) meets certain fair price criteria.

         The Tennessee Greenmail Act prohibits a Tennessee corporation from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale of the shares or preceding the commencement of announcement or a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

         The Tennessee Control Share Acquisition Act provides that "control shares" of a Tennessee corporation acquired in a "control share acquisition" have the same voting rights as all other shares of the same class or series only if approved at an annual or special meeting by the holders of a majority of all shares entitled to vote generally with respect to the election of directors, but excluding shares of stock owned by an acquiring person, officers, and employees of the corporation who are also directors. "Control shares" are voting shares of stock which, if aggregated with all of the other shares of stock previously acquired by the person, would entitle the acquiror to exercise or direct the exercise of voting power in electing directors within one of the following ranges of voting power: (i) one-fifth (1/5) or more but less than one-third (1/3) of all voting power; (ii) one-third (1/3) or more but less than a majority of all voting power; or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

         A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including an undertaking to pay expenses and deliver a control share acquisition statement to the corporation), may compel the board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights to be accorded the control shares acquired or to be acquired in the control share acquisition. If no request for a special meeting of shareholders is made, consideration of the voting rights to be accorded the control shares acquired or to be acquired in the control share acquisition shall be presented at the next annual or special meeting of shareholders.

         If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver a control share acquisition statement as permitted by the act, then, subject to certain conditions and limitations, the corporation may redeem all but not less than all of the control shares acquired in a control share acquisition, at any time during the period ending 60 days after the last acquisition of control shares by an acquiring person, from the acquiring person for the fair value of such shares. If a control share acquisition statement is filed, fair value is determined as of the effective date of the vote of the shareholders denying voting rights to the acquiring person or, if no such statement is filed, as of the date of the last acquisition of control shares by the acquiring person without regard to the effect of the denial of voting rights. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all shareholders who have not voted in favor of granting such voting rights to the acquiring person may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights includes consideration of the valuations, future events or transactions bearing upon the corporation's value to the acquiring shareholder as described in any valuations, projections or estimates made by or on behalf of the acquiring person or his associates.

         The Tennessee Control Share Acquisition Act does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction.

         The Company's Bylaws contain a provision exempting from the Tennessee Control Share Acquisition Act any and all such acquisitions by any person of the Company's shares of capital stock. There can be no assurance that such provision will not be amended or eliminated at any point in the future.

         Voting Rights. Under the Partnership Agreement, the Limited Partners have voting rights only as to the continuation of the Partnership in certain circumstances and certain amendments of the Partnership Agreement, as described more fully below. Otherwise, all decisions relating to the operation and management of the Partnership are made by the General Partner. The Company held approximately 93% at March 31, 1997 of the outstanding interests in the Partnership. As Units held by Limited Partners are redeemed, the Company's percentage ownership of the Partnership will increase. If additional Units are issued to third parties, the Company's percentage ownership of the Partnership will decrease.

         Shareholders of the Company have the right to vote on, among other things, a merger or sale of substantially all of the assets of the Company, certain amendments to the Charter and dissolution of the Company. All shares of Common Stock have one vote, and the Charter permits the Board of Directors to classify and issue Preferred Stock in one or more series having voting power which may differ from that of the Common Stock. See "Description of Capital Stock."

         Amendment of the Partnership Agreement or the Charter. The Partnership Agreement may be amended by the General Partner without the consent of the Limited Partners in any respect, except that certain amendments affecting the fundamental rights of a Limited Partner must be approved by consent of Limited Partners holding more than 51% of the Units. Such consent is required for any amendment that would (i) affect the Redemption Rights, (ii) adversely affect the rights of Limited Partners to receive distributions payable to them under the Partnership Agreement, (iii) alter the Partnership's profit and loss allocations, or (iv) impose any obligation upon the Limited Partners to make additional capital contributions to the Partnership.

         The Charter may be amended by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock, with the shareholders voting as a class with one vote per share (or the written consent of such majority if such a vote becomes permissible under Tennessee law); provided, that the Charter provision providing for the classification of the Board of Directors may not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the members of the Board of Directors or the affirmative vote of holders of 75% of the outstanding shares of capital stock entitled to vote generally in the election of directors voting as a class. The Company's Bylaws may be amended by the Board of Directors or by vote of the holders of a majority of the outstanding shares, provided that certain provisions, including the provisions with respect to the staggered terms of the Board of Directors, cannot be amended without the affirmative vote of 80% of the members of the entire Board of Directors or the holders of 75% of the outstanding shares of capital stock entitled to vote generally in the election of the directors.

         Vote Required to Dissolve the Partnership or the Company. At any time prior to December 31, 2054 (upon which date the Partnership shall terminate), the General Partner may elect to dissolve the Partnership in its sole discretion. Such dissolution shall also occur upon (i) the bankruptcy, dissolution or withdrawal of the General Partner (unless the Limited Partners unanimously elect to continue the Partnership), (ii) the passage of 90 days after the sale or other disposition of all or substantially all the assets of the Partnership or (iii) the redemption of all of the outstanding Units (other than those held by the General Partner, if any).

         Under Tennessee law, the Board of Directors generally must recommend and the holders of a majority of the outstanding Common Stock entitled to vote must approve any proposal in order to dissolve the Company.

         Vote Required to Sell Assets or Merge. Under the Partnership Agreement, the sale, exchange, transfer or other disposition of all or substantially all of the Partnership's assets or merger or consolidation of the Partnership requires only the consent of the General Partner. Under Tennessee law, any merger or share exchange of the Company requires the separate approval of the Board of Directors and each group of shareholders entitled to vote on such matter by a majority of all votes entitled to be cast by such group. Under Tennessee law, the sale of all or substantially all of the assets of the Company otherwise than in the normal course of business requires the approval of the Board of Directors and holders of a majority of the outstanding shares of Common Stock. No approval of the shareholders is required for the sale of the Company's assets in the usual and regular course of business.

         Compensation, Fees and Distributions. The Company does not receive any compensation for its services as General Partner of the Partnership. As a partner in the Partnership, however, the General Partner has the same right to allocations and distributions as other partners of the Partnership. In addition, the Partnership will reimburse the General Partner for all expenses incurred relating to the ongoing operation of the Partnership and any offering of partnership interests in the Partnership or capital stock of the Company.

         Liability of Investors. Under the Partnership Agreement and applicable state law, the liability of the Limited Partners for the Partnership's debts and obligations is generally limited to the amount of their investment in the Partnership and Limited Partners are generally not liable for any debts, liabilities, contracts or obligations of the Partnership.

         Under Tennessee law, the Company's shareholders are not personally liable for the debts or obligations of the Company.

         Nature of Investments. The Units constitute equity interests entitling each Limited Partner to his pro rata share of cash distributions made to the Limited Partners of the Partnership. The Partnership generally intends to retain and reinvest in its business proceeds of the sale of property or excess refinancing proceeds.

         The shares of Common Stock constitute equity interests in the Company. The Company is entitled to receive its pro rata share of distributions made by the Partnership with respect to the Units, and each shareholder will be entitled to his pro rata share of any dividends or distributions paid with respect to the Common Stock. The dividends payable to the shareholders are not fixed in amount and are only paid if, when and as declared by the Board of Directors. In order to qualify as a REIT, the Company must distribute at least 95% of its annual taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

         Potential Dilution of Rights. The General Partner of the Partnership is authorized, in its sole discretion and without the consent of the Limited Partners, to cause the Partnership to issue additional limited partnership interests and other equity securities for any partnership purpose at any time to the Limited Partners or to other persons on terms and conditions established by the General Partner.

         The Board of Directors of the Company may issue, in its discretion, additional shares of Common Stock and a variety of other equity securities of the Company with such powers, preferences and rights as the Board of Directors may designate. The issuance of additional shares of either Common Stock or other similar or senior equity securities may result in the dilution of the interests of the shareholders.

         Liquidity. Subject to certain exceptions, a Limited Partner may not transfer all or any portion of his Units without (i) obtaining the prior written consent of the General Partner, which consent may be withheld in the sole and absolute discretion of the General Partner, and (ii) meeting certain other requirements set forth in the Partnership Agreement. Notwithstanding the foregoing, subject to certain restrictions, a Limited Partner may transfer Units to (i) a member of a Limited Partner's Immediate Family or a trust for the benefit of a member of a Limited Partner's Immediate Family in a donative transfer or (ii) if such Limited Partner is a corporation or other business entity, any of its Affiliates or subsidiaries or to any successor in interest of such Limited Partner. Limited Partners should expect to hold their Units until they redeem them for cash or shares of Common Stock, or until the Partnership terminates. The right of a transferee to become a substituted Limited Partner also is subject to the consent of the General Partner, which consent may be withheld in its sole and absolute discretion. If the General Partner does not consent to the admission of a transferee, the transferee will succeed to all economic rights and benefits attributable to such Units (including the right of redemption) but will not become a Limited Partner or possess any other rights of Limited Partners (including the right to vote on or consent to actions of the Partnership). The General Partner may require, as a condition of any transfer, that the transferring Limited Partner assume all costs incurred by the Partnership in connection with such transfer.

         Federal Income Taxation. The Partnership is not subject to federal income taxes. Instead, each holder of an interest in the Partnership takes into account its allocable share of the Partnership's taxable income or loss in determining its federal income tax liability. As of July 1, 1997, the maximum federal income tax rate for individuals was 39.6%. Income and loss from the Partnership generally is subject to the "passive activity" limitations. Under the "passive activity" rules, income and loss from the Partnership that is considered "passive" income or loss generally can be offset against income and loss (including passive loss carry-forwards from prior years) from other investments that constitute "passive activities" (unless the Partnership is considered a "publicly traded partnership," in which case income and loss from the Partnership can only be offset against other income and loss from the Partnership). Income of the Partnership, however, that is attributable to dividends or interest does not qualify as passive income and cannot be offset with losses and deductions from a "passive activity." Cash distributions from the Partnership are not taxable to a holder of Units except to the extent they exceed such holder's basis in its Units (which will include such holder's allocable share of the Partnership's debt). Each year, holders of Units will receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns. Holders of Units are required in some cases to file state income tax returns and/or pay state income taxes in the states in which the Partnership owns property, even if they are not residents of those states, and in some such states the Partnership is required to remit a withholding tax with respect to distributions to such nonresidents.

         The Company elected to be taxed as a REIT effective for its taxable year ended December 31, 1994. So long as it qualifies as a REIT, the Company generally will be permitted to deduct distributions paid to its shareholders, which effectively will reduce (or eliminate) the "double taxation" that typically results when a corporation earns income and distributes that income to its shareholders in the form of dividends. A REIT, however, is subject to federal income tax on income that is not distributed and also may be subject to federal income and excise taxes in certain circumstances. The maximum federal income tax rate for corporations currently is 35% and for individuals is 39.6%. Dividends paid by the Company will be treated as "portfolio" income and cannot be offset with losses from "passive activities." Distributions made by the
Company to its taxable domestic shareholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gain, subject to certain limitations. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a shareholder's adjusted basis in its Common Stock, and the excess over a shareholder's adjusted basis will be taxed as capital gain. Each year, shareholders of the Company (other than certain types of institutional investors) will receive IRS Form 1099, which is used by corporations to report dividends paid to their shareholders. Shareholders who are individuals generally should not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to the Company's operations and distributions. The Company may be required to pay state income and/or franchise taxes in certain states.


                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of material federal income tax considerations that may be relevant to a prospective holder of the Common Stock is based on current law, is for general information only, and is not tax advice. The discussion contained herein does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax exempt organizations (except as described below), financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States (except as described below)) subject to special treatment under the federal income tax laws.

         The statements in this discussion are based on current provisions of the Code, existing, temporary, and currently proposed Treasury regulations promulgated under the Code (the "Treasury Regulations"), the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes. Unless otherwise provided in this discussion, the term "Partnership" includes all Subsidiary Partnerships.

         EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

         The Company made an election to be taxed as a REIT under sections 856 through 860 of the Code, effective for its taxable year ended December 31, 1994. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

         The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

         If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amounts by which the Company fails the 75% and 95% gross income tests multiplied by (ii) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, beginning with its 1998 taxable year, the Company may elect to retain and pay income tax on its long-term capital gains. Finally, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), the Company will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in gain" assume that the Company would make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.

Requirements for Qualification

         The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. Beginning with its 1998 taxable year, if the Company complies with the requirements for ascertaining the ownership of its outstanding shares and does not know or have reason to know that it has violated the 5/50 Rule, it will be deemed to satisfy the 5/50 Rule for the taxable year. The Company believes that it has issued sufficient shares of Common Stock with sufficient diversity of ownership to allow it to satisfy requirements (v) and (vi). In addition, the Company's Charter provides for restrictions regarding transfer of the Common Stock that are intended to assist the Company in continuing to satisfy the stock ownership requirements described in (v) and (vi) above. Such transfer restrictions are described above under "Restrictions on Transfer of Capital Stock."

         For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and the beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

         The Company currently has one direct corporate subsidiary, Storage USA Trust, a Maryland real estate investment trust (the "Trust"), and may have additional subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period such corporation has been in existence. Thus, in applying the requirements described herein, any qualified REIT subsidiaries of the Company are ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries are treated as assets, liabilities, and items of income, deduction, and credit of the Company. The Trust is a qualified REIT subsidiary. The Trust, therefore, is not subject to federal corporate income taxation, although it may be subject to state and local taxation. Beginning with the Company's 1998 taxable year, a "qualified REIT subsidiary" will be defined as any corporation wholly-owned by the Company, regardless of whether the Company always has owned all of the capital stock of such corporation.

         In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, the Company's proportionate share of the assets, liabilities, and items of income of the Partnership and of any other partnership in which the Company has acquired or will acquire an interest, directly or indirectly (a "Subsidiary Partnership"), are treated as assets and gross income of the Company for purposes of applying the requirements described herein.

Income Tests

         In order for the Company to maintain its qualification as a REIT, three requirements relating to the Company's gross income must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more that 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property, and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). Beginning with its 1998 taxable year, the Company no longer will be subject to the 30% gross income test.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are customarily furnished or rendered in connection with the rental of real property for occupancy only and are not otherwise considered "rendered to the occupant." Beginning with its 1998 taxable year, the Company may furnish or render "noncustomary services" to the tenants of a property other than through an independent contractor as long as the amount the Company receives with respect to such services does not exceed 1% of its total receipts from the property. For that purpose, the amount attributable to the Company's services will be at least equal to 150% of the Company's cost of providing the services.

         The Company, through the Partnership, derives the bulk of its revenues from rent from storage unit leases, additional first month rent, and late charges attributable to such rents (collectively, the "Primary Revenues"). Additional revenues are derived from ancillary services such as moving truck rental commissions, packing and shipping commissions, rent from leasing space utilized for sales of locks and packing supplies to SUSA Management, Inc., a Tennessee corporation ("Management") 5% of whose voting stock and 94% of whose nonvoting stock (which together constitute 99% of the beneficial economic interest therein) are owned by the Partnership, rent from vehicle and boat storage leases (including additional first month rent and late charges attributable thereto), and similar items (collectively, the "Ancillary Revenues"). The Company also receives dividends from Management, Storage USA Franchise Corp., a Tennessee corporation ("Franchise"), and Storage USA Construction, Inc., a Tennessee corporation ("Construction"). The Partnership owns 100% of the nonvoting stock, which represents 97.5% of the beneficial economic interest therein, of each of Franchise and Construction. The Company believes that, other than the late charges attributable to rent, which are treated as interest that qualifies for the 95% gross income test, but not the 75% gross income test, the Primary Revenues qualify as rents from real property for purposes of both the 75% and 95% gross income tests and that dividends from Management, Franchise, and Construction (the "Nonqualified Subsidiaries") are qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Furthermore, the Company believes that the Ancillary Revenues and other types of potentially nonqualifying gross income earned by the Company in each taxable year are equal to, and will continue to be equal to, less than 5% of the Company's total gross income and, thus, that such items of income do not and will not adversely affect the Company's qualification as a REIT.

         Other than with respect to its leasing arrangement with Management with respect to the sale of lock and packing supplies (the revenue from which the Company will treat as nonqualifying income for purposes of the 75% and 95%
tests), the Company does not own, directly or indirectly, 10% or more of any tenant or receive any rent based on the income or profits of any tenant. Furthermore, the Company believes that any personal property rented in connection with its storage facilities is well within the 15% restriction. However, in order for the Primary Revenues to constitute "rents from real property," the Company must not provide services to its tenants that are not customarily furnished or rendered in connection with the rental of the self-storage units, other than through an independent contractor.

         The  Company,  through  the  Partnership  (which is not an  independent contractor), provides certain services with respect to the facilities and will provide certain services with respect to any newly acquired self-storage facilities. Such services include (i) common area services, such as cleaning and maintaining public entrances, exits, stairways, walkways, lobbies and rest rooms, removing snow and debris, collecting trash, and painting the exteriors of the facilities and common areas, (ii) providing general security for the facilities, (iii) cleaning and repairing of units at the facilities as tenants move in and out, (iv) at the request of the tenant, and without additional charge, accepting delivery of goods from carriers or unlocking a particular unit when goods are delivered to a facility (however, the Partnership does not otherwise assist tenants in the storage or removal of goods or belongings from the units), (v) permitting tenants to use the fax machine at a facility for occasional local faxes without additional charge and for occasional long-distance faxes for a nominal charge, (vi) maintaining underground utilities and structural elements of the facilities, (vii) paying real and personal property taxes or the cost of replacing or refurbishing personal property with respect to real and personal property owned by the Partnership at a facility,
(viii) for a fee, acting as an agent for moving truck rental companies for tenants of certain facilities and walk-in customers, (ix) for a fee, providing packing and shipping services to tenants of certain facilities and walk-in customers, and (x) at a few facilities, allowing tenants to use trucks owned by the Company or the Partnership to move their goods and belongings into and out of the units without additional charge. The Company believes that the services provided by the Partnership are customarily furnished or rendered in connection with the rental of space for occupancy only by self-storage facilities in the geographic areas in which its facilities are located.

         The Company's investment, through the Partnership, in the facilities in major part gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. Gains on sales of the facilities (other than from prohibited transactions, as described below) or of the Company's interest in the Partnership generally will be qualifying income for purposes of the 75% and 95% gross income tests. The Company anticipates that income on its other investments, including its indirect investments in the Nonqualified Subsidiaries, will not result in the Company failing the 75% or 95% gross income test for any year.

         The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from that transaction is subject to a 100% tax). Beginning with its 1998 taxable year, the Company no longer will be subject to the 30% gross income test. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company and the Partnership believe that no asset owned by the Company or the Partnership is held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company or the Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company and the Partnership have complied, and will continue to comply, with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company or the Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

         It is possible that, from time to time, the Company or the Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company or the Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company or the Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. Beginning with the Company's 1998 taxable year, periodic income and gain from interest rate swap and cap agreements, options, futures contracts, forward rate agreements, and similar financial instruments entered into by the Company to reduce the interest rate risks with respect to indebtedness incurred to acquire or carry real estate assets will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

         If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if (i) the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect,
(ii) the Company attaches a schedule of the sources of its income to its return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations-Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed with respect to an amount equal to (i) the gross income attributable to the greater of the amounts by which the Company fails the 75% and 95% income tests, multiplied by (ii) a fraction intended to reflect the Company's profitability. No such relief is available for violations of the 30% income test. Beginning with its 1998 taxable year, the Company no longer will be subject to the 30% gross income test.

Asset Tests

         The Company, at the close of each quarter of each taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, or "real estate assets," including, in cases where the Company raises new capital through stock or long-term (at least five-year) debt offerings, stock or debt instruments attributable to the temporary investment of such new capital during the one-year period following the Company's receipt of such capital. The term "real estate assets" also includes real property (including interests in real property and interests in mortgages on real property) and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land or improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in land or improvements thereon, and an option to acquire land or improvements thereon (or a leasehold in land or improvements thereon). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company (other than its ownership interest in the Partnership, the Trust, or any other qualified REIT subsidiary) may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the Partnership, the Trust, or any other qualified REIT subsidiary).

         The Partnership owns 5% of the voting stock and 94% of the nonvoting stock of Management (which together constitute 99% of the beneficial economic interest therein). In addition, the Partnership owns 100% of the nonvoting stock of each of Franchise and Construction, which represents 97.5% of the beneficial economic interest therein. By virtue of its partnership interest in the Partnership, the Company is deemed to own its pro rata share of the assets of the Partnership, including the stock of Management, Franchise, and Construction held by the Partnership.

         The Partnership does not own more than 10% of the voting securities of any Nonqualified Subsidiary. In addition, based upon its analysis of the estimated value of the stock of each Nonqualified Subsidiary owned by the Partnership relative to the estimated value of the other assets owned by the Company, the Company believes that neither its pro rata share of the stock of Management, its pro rata share of the stock of Franchise, nor its pro rata share of the stock of Construction exceeds 5% of the total value of the Company's assets. No independent appraisals have been obtained to support this conclusion. This 5% limitation must be satisfied at the end of each quarter in which the Company or the Partnership increases its interest in a Nonqualified Subsidiary (including as a result of the Company increasing its interest in the Partnership in connection with a stock offering or as Limited Partners of the Partnership exercise their Redemption Rights). Although the Company plans to take steps to ensure that it satisfies the 5% asset test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Partnership's overall interest in a Nonqualified Subsidiary. The Company does not expect to own securities of any other issuer in excess of the restrictions set forth above.

         If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of one or more nonqualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

Distribution Requirements

         The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. Beginning with its 1998 taxable year, the Company may elect to retain and pay income tax on its net long-term capital gains. In that case, the Company's shareholders would include in income their proportionate share of the Company's undistributed long-term capital gain. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by the Company. Such amount would be treated as having been distributed by the Company for purposes of the 4% excise tax described above. The Company has made, and will continue to make, timely distributions sufficient to satisfy all annual distribution requirements.

         It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. Therefore, the Company may have less cash available for distribution than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional shares of Common Stock or shares of preferred stock.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirement

         Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding stock. Beginning with the Company's taxable year, the Comapany will not lose its REIT status if it fails to request information from its shareholders with respect to the actual ownership of its outstanding shares in any taxable year, but instead will incur a penalty. The Company has complied, and will continue to comply, with such requirements.

Partnership Anti-Abuse Rule

         A final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") authorizes the Service, in certain abusive transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

         The Anti-Abuse Rule contains an example in which a corporation that elects to be taxed as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. However, because the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Partnership for federal tax purposes or treating one or more of the partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

Failure to Qualify

         If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. See "Proposed Tax Legislation."

Taxation of Taxable U.S. Shareholders

         As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,
(iii) an estate whose income from sources without the United States is subject to U.S. federal income taxation regardless of its connection with the conduct of a trade or business within the United States, or (iv) a trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Common Stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Beginning with its 1998 taxable year, the Company may elect to retain and pay income tax on its net long-term capital gains. In that case, the Company's shareholders would include in income their proportionate share of the Company's undistributed long-term capital gains. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by the Company.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less) assuming the Common Stock is a capital asset in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

         Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company and gain from the disposition of Common Stock generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of Shareholders on the Disposition of the Common Stock

         In general, any gain or loss realized upon a taxable disposition of the Common Stock by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Stock has been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Stock by a shareholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other Common Stock is purchased within 30 days before or after the disposition.

Capital Gains and Losses

         A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to noncorporate taxpayers is 28% for sales and exchanges of assets held for more than one year but not more than 18 months, and 20% for sales and exchanges of assets held for more than 18 months. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

         The Company will report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. The Service issued proposed regulations in April 1996 regarding the backup withholding rules as applied to Non-U.S. Shareholders (as defined herein). Those proposed regulations would alter the technical requirements relating to backup withholding compliance. See "Federal Income Tax Considerations - Taxation of Non-U.S. Shareholders."

Taxation of Tax-Exempt Shareholders

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively own more than 50% of the value of the Company's shares. Because the Ownership Limitations prohibits any shareholder from owning more than 9.8% of any class of the Company's shares, no pension trust should own more than 10% of the value of the Company's shares.

Taxation of Non-U.S. Shareholders

         The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

         Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a foreign corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Service issued proposed regulations in April 1996 that would modify the manner in which the Company complies with the withholding requirements. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Common Stock, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of the current and accumulated earnings and profits of the Company.

         In August 1996, the U.S. Congress passed the Small Business Job Protection Act of 1996, which requires the Company to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. That statute is effective for distributions made after August 20, 1996. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief or exemption. The Company is required by currently applicable Treasury Regulations to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Gain recognized by a Non-U.S. Shareholder upon a sale of his Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. However, because the Common Stock is publicly traded, no assurance can be given that the Company is or will continue to be a "domestically controlled REIT." The Company's Charter provides for restrictions regarding transfer of the Common Stock that are intended to assist the Company in being a "domestically controlled REIT." In addition, a Non-U.S. Shareholder that owns, actually and constructively, 5% or less of the Company's shares throughout a specified "look-back" period will not recognize gain on the sale of his shares taxable under FIRPTA if the shares are traded on an established securities market. Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Stock is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of foreign corporations).

Other Tax Consequences

State and Local Taxes

         The Company, the Trust, the Partnership, a Subsidiary Partnership, or the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. In addition, the Company, the Trust, the Partnership, or a Subsidiary Partnership may be subject to certain state and local taxes imposed on owners of property, such as ad valorem property taxes, transfer taxes, and rent taxes. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

Tax Aspects of the Company's Investments in the Partnership and Subsidiary Partnerships

         The following discussion summarizes certain federal income tax considerations applicable to the Company's direct or indirect investments in the Partnership and the Subsidiary Partnerships (each individually a "Partnership" and, collectively, the "Partnerships"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

   Classification as Partnerships

         The Company is entitled to include in its income its distributive share of each Partnership's income and to deduct its distributive share of each Partnership's losses only if the Partnerships are classified for federal income tax purposes as partnerships rather than as corporations or associations taxable as corporations. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (i) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership. In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnerships, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. Each Partnership reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997. In addition, the Partnerships intend to continue to be classified as partnerships for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations.

         A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% Passive Income Exception"). The U.S. Department of the Treasury has issued regulations effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the Private Placement Exclusion.

         If a Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, such Partnership should not be treated as a corporation because it should be eligible for the 90% Passive Income Exception. If, however, for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur tax liability without any related cash distribution. See "Federal Income Tax Considerations -- Requirements for Qualification -Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

   Income Taxation of the Partnerships and their Partners

         Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company is required to take into account its allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from such Partnership.





         Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         Tax  Allocations  With Respect to Contributed  Properties.  Pursuant to
section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since the Company's initial public offering. Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with section 704(c) of the Code.

         In general, the carryover basis of the facilities contributed by the Company to the Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly amounts of taxable income, in the event of a sale of such a facility, in excess of the economic or book income allocated to it as a result of such sale. While this will tend to eliminate the Book-Tax Differences over the life of the Partnership, the special allocation rules of section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Therefore, elimination of Book-Tax Differences with respect to the facilities contributed by the Company may cause the Company to recognize taxable income in excess of its proportionate share of the cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements."

         The U.S. Department of the Treasury has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods. The Partnership generally has elected to use the "traditional method" for allocating Code section 704(c) items with respect to the properties that it acquires in exchange for Units. Under the Partnership Agreement, depreciation or amortization deductions of the Partnership generally will be allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required under Code section 704(c) to use a method for allocating tax depreciation deductions attributable to contributed properties that results in the Company receiving a disproportionate share of such deductions. In addition, gain on sale of a facility that has been contributed (in whole or in part) to the Partnership will be specially allocated to the contributing partners to the extent of any "built-in" gain with respect to such facility for federal income tax purposes. The application of section 704(c) to the Partnership is not entirely clear, however, and may be affected by Treasury Regulations promulgated in the future.

         Basis in Partnership Interest. The Company's adjusted tax basis in its partnership interest in the Partnership generally is equal to (i) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership, and (iii) reduced, but not below zero, by (A) the Company's allocable share of the Partnership's loss and (B) the amount of cash distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

         If the allocation of the Company's distributive share of the Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's partnership interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

         Depreciation Deductions Available to the Partnerships. The Partnerships have acquired equity interests in facilities, and expect to acquire additional facilities in the future, for cash. To that extent, a Partnership's initial basis in such a facility for federal income tax purpose generally equals the purchase price paid by the Partnership. The Partnerships depreciate or will depreciate such depreciable property for federal income tax purposes under the alternative depreciation system of depreciation ("ADS"). Under ADS, the Partnerships generally depreciate or will depreciate furnishings and equipment over a 10-year recovery period using a straight line method and a half-year convention. If, however, a Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under ADS, the Partnerships generally depreciate or will depreciate buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention. However, to the extent that a Partnership has acquired or will acquire equity interests in facilities in exchange for partnership interests in the Partnership, the Partnership's initial basis in each such facility for federal income tax purposes should be the same as the transferor's basis in that facility on the date of acquisition. The Partnerships depreciate or will depreciate such depreciable property for federal income tax purposes under ADS. Although the law is not entirely clear, the Partnerships depreciate or will depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. A Partnership's tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the Partnership (except to the extent that the Partnership is required under Code section 704(c) to use a method of allocating depreciation deductions attributable to the contributed properties that results in the Company receiving a disproportionate share of such deductions.)

Sale of a Partnership's Property

         Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership under section 704(c) of the Code to the extent of their "built-in gain" on those properties for federal income tax purposes. The partners' "built-in gain" on the contributed properties sold will equal the excess of the partners' proportionate share of the book value of those properties over the partners' tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership or the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

         The Company's share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests." The Company, however, does not presently intend to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or such Partnership's trade or business.

Nonqualified Subsidiaries

         The Partnership owns 94% of the nonvoting stock, and 5% of the voting stock, of Management, representing in the aggregate a 99% economic interest therein. In addition, the Partnership owns 100% of the nonvoting stock of each of Franchise and Construction, which represents a 97.5% economic interest therein. By virtue of its ownership of the Partnership, the Company is considered to own its pro rata share of the stock of the Nonqualified Subsidiaries held by the Partnership.

         As noted above, for the Company to qualify as a REIT the Company's proportionate share of the value of the securities of each Nonqualified Subsidiary held by the Partnership may not exceed 5% of the total value of the Company's assets. In addition, the Company may not own, directly or indirectly, more than 10% of the voting securities of any Nonqualified Subsidiary. The Partnership owns 5% of the voting securities of Management, but does not own any of the voting securities of Franchise or Construction. The Company believes that neither its proportionate share of the value of the securities of Management held by the Partnership, its proportionate share of the value of the securities of Franchise held by the Partnership, nor its proportionate share of the value of the securities of Construction held by the Partnership exceeds 5% of the total value of the Company's assets. If the Service were to challenge successfully those determinations, however, the Company likely would fail to qualify as a REIT.

         Each Nonqualified Subsidiary will be organized as a corporation and will pay federal, state, and local income taxes on its taxable income at normal corporate rates. Any such taxes will reduce amounts available for distribution by such Nonqualified Subsidiary, which in turn will reduce amounts available for distribution to the Company's stockholders.



                              PLAN OF DISTRIBUTION

         This Prospectus relates to the possible issuance by the Company of the Redemption Shares if, and to the extent that, the holders of Units tender such Units for redemption and the Company elects to redeem the Units for shares of Common Stock. On September 30, 1996, 18,282 of the Units were issued by the Partnership to the holders. The Company is registering the issuance of the Redemption Shares to make it possible to provide the Unit holders with freely tradeable securities upon redemption of their Units. However, registration of such shares does not necessarily mean that any of such shares will be issued by the Company or offered or sold by such Unit holder.

         The Company may from time to time issue Redemption Shares upon redemption of Units tendered for redemption. The Company will acquire the exchanging partner's Units in exchange for each Redemption Share that the Company issues in connection with these acquisitions. Consequently, with each such redemption, the Company's interest in the Partnership will increase.

                                     EXPERTS

         The consolidated balance sheets of the Company as of December 31, 1996 and 1995 and the consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996 and for the period from March 24, 1994 (inception) through December 31, 1994, and the combined results of Storage USA, Inc. (the "Predecessor") for the period from January 1, 1994 through March 23, 1994, the financial statement schedule of the Company as of December 31, 1996, the historical summaries of combined gross revenue and direct operating expenses for certain self-storage facilities for the year ended December 31, 1995 included in the Company's Current Report on Form 8-K/A dated February 18, 1997, the historical summaries of combined gross revenue and direct operating expenses for certain self-storage facilities for the year ended December 31, 1996 included in the Company's Current Report on Form 8-K dated May 28, 1997, and the historical summaries of combined gross revenue and direct operating expenses for certain self-storage facilities for the year ended December 31, 1996 included in the Company's Current Report on Form 8-K/A dated October 6, 1997, all incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered pursuant to this Prospectus will be passed upon for the Company by Hunton & Williams.

    No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                     ---------------------

                       TABLE OF CONTENTS
                     ---------------------



                                                      Page


AVAILABLE INFORMATION......................................  1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............  1

THE COMPANY................................................  2

DESCRIPTION OF CAPITAL STOCK...............................  2

RESTRICTIONS ON TRANSFER OF CAPITAL STOCK..................  3

REDEMPTION OF UNITS........................................  4

FEDERAL INCOME TAX CONSIDERATIONS.......................... 13

PLAN OF DISTRIBUTION....................................... 28

EXPERTS.................................................... 29

LEGAL MATTERS.............................................. 29


                                ----------------




                                STORAGE USA, INC.



                                  18,282 Shares




                                  Common Stock











                                 --------------



                                   PROSPECTUS


                                 --------------








                                October 14, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The estimated expenses in connection with the offering are as follows:

         Securities and Exchange Commission registration fee............................                 $222.00
         Legal fees and expenses........................................................                1,000.00
         Miscellaneous..................................................................                   99.00
                                                                                                       ---------
                                                                      TOTAL............                $1,321.00
                                                                                                       =========

Item 15. Indemnification of Officers and Directors.

The Company's Charter obligates it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Tennessee law. The Tennessee Business Corporation Act permits a corporation to indemnify its present and former directors and officers, among others, against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to a proceeding to which they may be made a party by reason of their service in those or other capacities if (i) such persons conducted themselves in good faith, (ii) they reasonably believed, in the case of conduct in their official capacities with the corporation, that their conduct was in its best interests and, in all other cases, that their conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

Any indemnification by the Company pursuant to the provisions of the Charter described above shall be paid out of the assets of the Company and shall not be recoverable from the shareholders. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and, therefore, unenforceable. The Company has purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

The TCBA permits the charter of a Tennessee corporation to include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for unlawful distributions that exceed what could have been distributed without violating the TBCA or the corporation's charter. The Company's Charter contains a provision eliminating the personal liability of its directors or officers to the Company or its shareholders for money damages to the maximum extent permitted by Tennessee law from time to time.

The Second Amended and Restated Agreement of Limited Partnership of the Partnership provides, generally, for the indemnification of an "indemnitee" against losses, claims, damages, liabilities, judgments, fines, settlements and other amounts (including reasonable expenses) that relate to the operations of the Partnership unless it is established that (i) the act or omission of the Indemnitee was material and either was committed in bad faith or pursuant to active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. For this purpose, the term "Indemnitee" includes any person made a party to a proceeding by reason of his status as a director or officer of the Partnership, SUSA Management, Inc. or the Company, and such other persons (including affiliates of the Company or the Partnership) as the Company, may designate from time to time in its discretion. Any such indemnification will be made only out of assets of the Partnership, and in no event may an Indemnitee subject the limited partners of the Partnership to personal liability by reason of the indemnification provisions in the Partnership Agreement. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the foregoing provisions or otherwise, the Partnership has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and, therefore, unenforceable. The Partnership has purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.


Item 16.Exhibits.


4.1*              Specimen Common Stock Certificate.

4.2**             Amended Charter of the Company.

4.3*              Restated and Amended Bylaws of the Company.

5                 Opinion of Hunton & Williams.

8                 Opinion of Hunton & Williams with respect to certain tax matters.

23.1              Consent of Hunton & Williams (included in Exhibit 5).

23.2              Consent of Coopers & Lybrand L.L.P.

24                Power of Attorney (located on the signature page of this Registration Statement)

-------------------------
* Filed as an Exhibit to the Company's Registration Statement on Form S-11, File No. 33-74072, as amended, and incorporated by reference herein.

** Filed as an Exhibit to the Company's Amendment No. 1 to Registration Statement on Form S-3, File No. 333-4556, and incorporated by reference herein.


Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that the in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant further hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland on this 14th day of October, 1997.

                                                STORAGE USA, INC.


                                                By:   /s/ Christopher P. Marr
                                               ------------------------------
                                                   Senior Vice President

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 14, 1997. Each of the undersigned officers and directors of the registrant hereby constitutes Christopher P. Marr and Randall
S. Parks, any of whom may act, his true and lawful attorneys-in-fact with full power to sign for him and in his name in the capacities indicated below and to file any and all amendments to the registration statement filed herewith, making such changes in the registration statement as the registrant deems appropriate, and generally to do all such things in his name and behalf in his capacity as an officer and director to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

                  Signature                            Title & Capacity
                  ---------                            ---------------

                 /s/ Dean Jernigan                     Chairman of the Board, Chief Executive
                 ------------------                     Officer and Director
                  Dean Jernigan                        (Principal Executive Officer)


                 /s/ Howard P. Colhoun                 Director
                 ---------------------
                  Howard P. Colhoun


                 /s/ Mark Jorgensen                    Director
                 ---------------------
                  Mark Jorgensen

                 /s/ John P. McCann                    Director
                 ---------------------
                  John P. McCann

                 /s/ Caroline S. McBride               Director
                 ---------------------
                  Caroline S. McBride

                 /s/ J. Marshall Peck                  Director
                 ---------------------
                  J. Marshall Peck

                 /s/ Dennis A. Reeve                   Director
                 ---------------------
                  Dennis A. Reeve

                 /s/ William D. Sanders                Director
                 ---------------------
                  William D. Sanders

                 /s/ Harry J. Thie                     Director
                 ---------------------
                  Harry J. Thie






                                  EXHIBIT INDEX


Exhibit
Number     Exhibit                                                              Page

4.1*     Specimen Common Stock Certificate

4.2**    Amended Charter of the Company.

4.3*     Restated and Amended Bylaws of the Company.

5        Opinion of Hunton & Williams.

8        Opinion of Hunton & Williams with respect to certain tax matters.

23.1     Consent of Hunton & Williams (included in Exhibit 5).

23.2     Consent of Coopers & Lybrand L.L.P.

24       Power of Attorney  (located on the signature page of this  Registration
         Statement)

-------------------------
*        Filed as an Exhibit to the Company's Registration Statement on Form
         S-11,

         File No. 33-74072, as amended, and incorporated by reference herein.

** Filed as an Exhibit to the Company's Amendment No. 1 to Registration Statement on Form S-3, File No. 333-4556, and incorporated by reference herein.